[AIM LOGO APPEARS HERE]
--Servicemark--
11 Greenway Plaza, suite 100
Houston, TX 77046-1173
713-626-1919


A I M Advisors, Inc.


    April 29, 2008


    Board of Trustees
    AIM Investment Securities Funds (the "Trust")
    11 Greenway Plaza, Suite 100
    Houston, Texas 77046-1173

    Re: Initial Capital Investment in New Portfolio of the Trust (the "Fund")

    Ladies and Gentlemen:

    We are purchasing shares of the Fund for the purpose of providing initial investment for the new investment portfolio of the Trust. The purpose of this letter is to set out our understanding of the conditions of and our promises and representations concerning this investment.

    We shall and hereby agree to purchase shares equal to the following dollar amount for the Fund

    FUNDS AND CLASS                 AMOUNT        DATE
    ---------------                 ------   ---------------
    AIM Dynamics Fund -
       Class A Shares               $10.00   April 29, 2008
       Class B Shares               $10.00   April 29, 2008
       Class C Shares               $10.00   April 29, 2008
       Class R Shares               $10.00   April 29, 2008
       Investor Class Shares        $10.00   April 29, 2008
       Institutional Class Shares   $10.00   April 29, 2008

    We understand that the initial net asset value per share for the portfolio named above will be $10.00.

    We hereby represent that we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling said shares. We further represent that disposition of said shares will only be by direct redemption to or repurchase by the Trust.

    We further agree to provide the Trust with at least three business days' advance written notice of any intended redemption and agree that we will work with the Trust with respect to the amount of such redemption so as not to place a burden on the Trust and to facilitate normal portfolio management of the Fund.

    Sincerely yours,

    A I M ADVISORS, INC.



    -------------------------------------
    John M. Zerr
    Senior Vice President

    cc: Mark Gregson
        Gary Trappe

A Member of the AMVESCAP Group